Exhibit 99.1

For Immediate Release

Broder Bros., Co. Announces Hiring of Strategic Advisor

Trevose, PA – March 4, 2009—In light of the current market conditions, Broder Bros., Co. (“the Company”) today announced that it is exploring financing and strategic alternatives with respect to its long-term capital structure. To assist in this effort, the Company has retained Miller Buckfire & Co., LLC, as its financial advisor and investment banker, and Kirkland & Ellis LLP, as special counsel.

“We are focused on improving our capital structure, specifically with respect to the 11.25% Senior Unsecured Notes which are due October 15, 2010. We believe Miller Buckfire will help us communicate our situation and proposals to note holders in a manner that will result in a rapid solution to our long-term capital needs and allow us to continue to live up to our commitments to customers, employees, suppliers and investors,” said Thomas Myers, Broder’s CEO.

About Miller Buckfire

Miller Buckfire is a leading independent investment bank providing strategic and financial advisory services.

About Kirkland & Ellis

Kirkland & Ellis LLP is a 1,500-attorney law firm representing global clients in complex intellectual property and technology, litigation and dispute resolution/arbitration, corporate and tax, restructuring and real estate matters. The Firm has offices in New York; Los Angeles; Chicago; Hong Kong; London; Munich; Palo Alto, CA.; San Francisco and Washington, D.C.

About Broder Bros

Broder Bros., Co. is one of the nation’s largest distributors of imprintable activewear to the screen printing, embroidery and promotional product industries. It has been serving customers since 1919. It currently has eight U.S. distribution centers with the capability to deliver to approximately 80 percent of the U.S. population on a next-day basis using ground delivery service. Broder Bros., Co. distributes industry-leading brands including Gildan, Jerzees, Hanes, Anvil, and Fruit of the Loom as well as exclusive retail brands including Adidas Golf, Champion and Columbia. Broder Bros., Co. also distributes its own private label brands. Devon & Jones, Hyp and Authentic Pigment are marketed through the Alpha division. Chestnut Hill is marketed by the Broder division. The NES division distributes Harvard Square. All three divisions carry Harriton.